EXHIBIT 10.1

MASTER REPURCHASE AGREEMENT

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL, LLC, as buyer
(“Buyer”), and

CAPITALSOURCE SNF FUNDING LLC, as seller (“Seller”)

Dated as of August 1, 2003

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SCHEDULES

Schedule 1 – Representations and Warranties with Respect to Purchased Mortgage Loans

Schedule 2 – Authorized Representatives

EXHIBITS

Exhibit A – Form of Transaction Request

Exhibit B – Form of Purchase Confirmation

Exhibit C – Form of Mortgage Loan Schedule and Exception Report

Exhibit D – Form of Officer’s Compliance Certificate

Exhibit E – Intentionally Omitted

Exhibit F – Underwriting Guidelines

Exhibit G – Authorized Signatories of Seller

Exhibit H – Officer’s Certificate of the Seller and Corporate Resolutions of Seller

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Exhibit I – Seller’s Tax Identification Number

Exhibit J – Intentionally Omitted

Exhibit K – Blocked Account Agreement

Exhibit L – Distribution Worksheet

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     1.     Applicability

          From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Mortgage Loans (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

     2.     Definitions

          Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          “Accepted Servicing Practices” means, with respect to any Mortgage Loan the higher of the following standards of care (A) the same manner in which, and with the same care, skill, prudence and diligence with which the Primary Servicer services and administers similar commercial mortgage loans for third parties, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage master servicers servicing commercial mortgage loans for third parties, and (B) the same care, skill, prudence and diligence with which the Servicer services and administers similar commercial mortgage loans owned by the Servicer exercising reasonable business judgment and acting in accordance with applicable laws, in each case, without regard to (a) any relationship that the Servicer or any Affiliate thereof may have with any Mortgagor any of their respective Affiliates, (b) the Servicer’s obligation to make advances, (c) the ownership, servicing or management for others by the Servicer or any Affiliate thereof of any mortgage loan or property, (d) the right of the Servicer to receive reimbursement of costs, or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction; and (e) the origination of the Mortgage Loans by the originator.

          “Act of Insolvency” means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

          “Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

          “Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

          “Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

          “Asset Tape” means a remittance report on a monthly basis or as requested by Buyer pursuant to Section 17d hereof containing servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date.

          “Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

          “Authorized Person” means a person authorized to act for the Seller as set forth on Exhibit G.

          “Bank” means Bank of American, N.A. or another bank approved by the Buyer in its sole discretion, in its capacity as bank with respect to the Blocked Account Agreement.

          “Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

          “Blocked Account” shall mean any bank account subject to a Blocked Account Agreement, including, without limitation, the Collection Account.

          “Blocked Account Agreement” shall mean with respect to any Purchased Mortgage Loan the agreement between the Servicer and the Buyer substantially in the form of Exhibit K, attached hereto.

          “Business Day” means any day other than (A) a Saturday or Sunday and (B) a public or bank holiday in New York City.

          “Buyer” means Credit Suisse First Boston Mortgage Capital LLC, and any successor hereunder.

          “Buyer’s Margin Amount” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Purchase Price Percentage as of such date of determination with respect to each Eligible Mortgage Loan subject to such Transaction and (B) the outstanding principal amount of such Eligible Mortgage Loans subject to such Transaction.

          “Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

          “Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $200,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within one year after the day of acquisition, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          “Change in Control” means:

(A) any transaction or event as a result of which Parent ceases to own, beneficially or of record, 100% of the stock of Seller;

(B) any transaction or event as a result of which the current members of the Parent ceases to own, beneficially or of record, either 30% of the membership interests of Parent or voting control of the Parent;

(C) the sale, transfer, or other disposition of all or substantially all of Seller’s or Parent’s assets (excluding any such action taken in connection with any securitization transaction); or

(D) the consummation of a merger or consolidation of Seller or the Parent with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of Seller immediately prior to such merger, consolidation or other reorganization provided, that an initial public offering of the Parent or any Affiliate of the Parent (other than Seller) which is widely distributed shall not be deemed to be a Change in Control.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Collection Account” means one or more accounts established by the Servicer for the benefit of Buyer, into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by Servicer which is subject to the Blocked Account Agreement.

          “Cross-Default Event: has the meaning set forth in Section 10b.7(e) hereof.

          “Custodial Agreement” means the custodial agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.

          “Custodian” means Deutsche Bank National Trust Company or such other party specified by Buyer and agreed to by Seller, which approval shall not be unreasonably withheld.

          “Debt Service Coverage Ratio” or “DSCR” means, with respect to any Mortgage Loan, as of any date of determination, Net Underwritable Cash Flow for such Mortgage Loan divided by 11.83% of the principal balance of the Mortgage Loan.

          “Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

          “Defaulted Mortgage Loan” means any Mortgage Loan (a) which is 90 days or more delinquent or (b) for which there is a breach of the representations and warranties set forth on Schedule 1 hereto that materially and adversely affects the value of the Mortgaged Loan or (c) for which there is a material non-monetary default under the related Mortgage Loan Documents that has not been cured within the applicable cure period in the related Mortgage Loan Documents, if any.

          “Delinquent Mortgage Loan” means either a 30 Day Delinquent Mortgage Loan or a 60 Day Delinquent Mortgage Loan.

          “Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.

          “Distribution Worksheet” means a worksheet setting forth the amounts and recipients of remittances to be made on the next succeeding Price Differential Payment Date, substantially in the form of Exhibit L.

          “Dollars” and “$” means dollars in lawful currency of the United States of America.

          “Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          “E&O Insurance” means insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to the Buyer.

          “Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

          “Eligible Mortgage Loan” shall mean any Mortgage Loan which has been approved as an Approved Loan under Article II of the Program Agreement.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

          “Event of Default” has the meaning specified in Section 15 hereof.

          “Event of Termination” means with respect to Seller (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or (ii) the withdrawal of Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate thereof to terminate any plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

          “Existing Indebtedness” has the meaning specified in Section 13(a)(23) hereof.

          “Facility” means a skilled nursing facility securing a Mortgage Loan.

          “Facility Agreements” means, collectively, this Agreement, the Custodial Agreement, the Program Agreement, the Transfer Agreement, the Interim Servicing Agreement and the Blocked Account Agreement.

          “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller or Buyer, as applicable.

          “Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

          “Hedging Agreement” means, with respect to any or all of the Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or take-out commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and an Affiliate of Buyer or such other party acceptable to Buyer in its sole discretion, which agreement is acceptable to Buyer in its sole discretion.

          “Holdings” means, CapitalSource Holdings LLC or its successors and assigns.

          “Income” means with respect to any Purchased Mortgage Loan at any time until repurchased by the Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

          “Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

          “Interest Period” shall mean, with respect to any Price Differential Payment Date, the period commencing on the ninth (9th) day of the preceding calendar month and terminating on the eighth (8th) day of the calendar month in which such Price Differential Payment Date occurs; and with respect to each Transaction, the initial Interest Period shall begin on the Purchase Date and shall end on the immediately following eighth (8th) day of a calendar month.

          “Interim Servicing Agreement” means a servicing agreement, by and between the Seller, the Primary Servicer, and the Master Servicer, in form and substance acceptable to the Buyer.

          “Late Fee” means, with respect to any payment not made on the date due, a fee equal to 5% of the amount of such payment.

          “LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/8 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided,

Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent.

          “Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

          “Loan-to-Value Ratio” or “LTV”: means, with respect to any Mortgage Loan, the ratio of the outstanding principal amount of the Mortgage Loan as of the Purchase Date to the value of the Mortgaged Property (calculated as the Net Underwritable Cash Flow on the Mortgage Loan divided by 13.5%), expressed as a percentage.

          “London Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

          “Margin Call” has the meaning specified in Section 6(a) hereof.

          “Margin Deadline” has the meaning specified in Section 6(b) hereof.

          “Margin Deficit” has the meaning specified in Section 6(a) hereof.

          “Master Servicer” means ORIX Capital Markets LLC or another servicer mutually agreed upon between the Seller and the Parent.

          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, financial condition or prospects of Seller, the Servicer, the Parent or any Affiliate that is a party to any Facility Agreement taken as a whole; (b) a material impairment of the ability of Seller, the Parent, the Servicer or any Affiliate that is a party to any Facility Agreement to perform under any Facility Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Facility Agreement against Seller, the Parent, the Servicer or any Affiliate of any of the foregoing that is a party to any Facility Agreement.

          “Maximum Aggregate Purchase Price” means THREE HUNDRED MILLION DOLLARS ($300,000,000).

          “Member” means CapitalSource Finance LLC, a Delaware limited liability company, as the initial member of the Seller, and includes any Person admitted as an additional member of the Seller or a substitute member of the Seller pursuant to the provisions of the Seller’s operating agreement (the “LLC Agreement”), each in its capacity as a member of the Seller; provided, however, the term “Member” shall not include an Independent Member.

          “Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

          “Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

          “Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

          “Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth on Exhibit 1 to the Custodial Agreement.

          “Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

          “Mortgage Loan” means a first lien mortgage loan secured by a skilled nursing facility.

          “Mortgage Loan Documents” means the documents in the related Mortgage File to be delivered to the Custodian.

          “Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a) Exhibit C attached hereto or (b) a computer tape or other electronic medium generated by Seller, and delivered to Buyer and Custodian, which provides information (including, without limitation, the information set forth on Exhibit C attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to Buyer.

          “Mortgage Loan Schedule and Exception Report” has the meaning assigned to such term in the Custodial Agreement.

          “Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

          “Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

          “Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

          “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

          “Net Underwritable Cash Flow” shall mean, with respect to each Mortgage Loan, the underwritable cash flow from the related Mortgaged Property or Properties, as determined in good faith by the Buyer.

          “Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

          “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

          “Notice Date” has the meaning given to it in Section 3(b) hereof.

          “Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Facility Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Facility Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer or Custodian or both pursuant to the Facility Agreements.

          “Parent” means CapitalSource Finance LLC, a Delaware limited liability company, or its permitted successors and assigns.

          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          “Plan” means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

          “Portfolio” means all Portfolio Mortgage Loans which are cross-collateralized and/or cross-defaulted with each other.

          “Portfolio Mortgage Loan” means a Mortgage Loan which is part of a portfolio of cross-collateralized and/or cross-defaulted mortgage loans.

          “Post Default Rate” means an annual rate of interest equal to the Pricing Rate plus 5%.

          “Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

          “Price Differential Payment Date” means, with respect to a Purchased Mortgage Loan, the 9th calendar day of the month following the related Purchase Date and each succeeding 9th calendar day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the immediately preceding Business Day.

          “Pricing Rate” means LIBOR plus 1.25%. The Pricing Rate shall change in accordance with LIBOR, as provided in Section 5(a).

          “Primary Servicer” means CapitalSource Finance LLC, a Delaware limited liability company, as Servicer, or its permitted successors and assigns.

          “Program Agreement” means the Master Program Agreement by and among Parent, Buyer, Credit Suisse First Boston, LLC and Column Financial, Inc.

          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          “Purchase Confirmation” means a confirmation of a Transaction, in the form attached as Exhibit B hereto.

          “Purchase Date” means the date on which Purchased Mortgage Loans are to be transferred by Seller to Buyer.

          “Purchase Price” means (i) the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer, which shall equal the product of (1) the outstanding principal amount thereof as set forth on the related Mortgage Loan Schedule and Exception Report multiplied by (2) the applicable Purchase Price Percentage and (ii) thereafter, except where Buyer and Seller agree otherwise, the amount determined under the immediately preceding clause (i) decreased by the amount of any cash transferred by Seller to Buyer pursuant to Section 6) hereof or applied to reduce Seller’s obligations under clause (3) of Section 7d hereof.

          “Purchase Price Percentage” means, with respect to each Mortgage Loan, the following percentage, as applicable:

(a) with respect to each Mortgage Loan (other than a Defaulted Mortgage Loan or Delinquent Mortgage Loan):

(i) which has been subject to a Transaction hereunder for 12 months or less, 70%;

(ii) which has been subject to a Transaction hereunder for more than 12 months but not more than 15 months, 60%;

(iii) which has been subject to a Transaction hereunder for more than 15 months but not more than 18 months, 50%;

(b) with respect to each 30 Day Delinquent Mortgage Loan, 50%;

(c) with respect to each 60 Day Delinquent Mortgage Loan, 25%

(d) with respect to each Defaulted Mortgage Loan, 0%.

          “Purchased Mortgage Loans” means the collective reference to Mortgage Loans together with the Repurchase Assets related to such Mortgage Loans transferred by Seller to Buyer in a Transaction hereunder, listed on the related Mortgage Loan Schedule attached to the related Transaction Request, which such Mortgage Loans the Custodian has been instructed to hold pursuant to the Custodial Agreement.

          “Qualified Originator” means an originator of Mortgage Loans which is acceptable to the Buyer.

          Receivable Loan” means, with respect to any Mortgage Loan, any loan made by the Parent to the Mortgagor or Operator secured by a lien on the Mortgagor’s Medicare and Medicaid accounts receivable.

          “Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the mortgage notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

          REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

          “Reporting Date” means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

          “Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

          “Repurchase Date” means the earlier of (i) the Termination Date, (ii) the date set forth in the applicable Purchase Confirmation (which date shall be eighteen months after the related Purchase Date), (iii) the date determined by application of Section 16 hereof, or (iv) the date of any voluntary repurchase pursuant to Section 4b.

          “Repurchase Price” means the price at which Purchased Mortgage Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

          “Request for Certification” means a notice sent to the Custodian reflecting the sale of one or more Purchased Mortgage Loans to Buyer hereunder.

          “Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Responsible Officer” means shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

          “Rolling Termination Date” means, with respect to any date, the date which is 364 days from such date, provided, that on and after the date on which the Buyer delivers to the Seller written notice that the Buyer shall no longer roll the Rolling Termination Date forward (the “Rolling Termination Notice Date”), the Rolling Termination Date shall be the date which is 364 days after the Rolling Termination Notice Date.

          “S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

          “SEC” means the Securities and Exchange Commission, or any successor thereto.

          “Seller” means CapitalSource SNF Funding LLC or its permitted successors and assigns.

          “SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

          “60 Day Delinquent Mortgage Loan” means a mortgage loan which is 60 or more days, but less than 90 days, delinquent.

          “Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          “Termination Date” means the earlier of (a) July 31, 2008, (b) the Rolling Termination Date, or (c) the date on which the Buyer has declared an Event of Default to have occurred pursuant to Section 16.a hereof.

          “Test Period” means any period of three (3) consecutive calendar months.

          “30 Day Delinquent Mortgage Loan” means a mortgage loan which is 30 or more days, but less than 60 days, delinquent.

          “Transaction” has the meaning set forth in Section 1 hereof.

          “Transaction Request” means a request from Seller to Buyer, in the form attached as Exhibit A hereto, to enter into a Transaction.

          “Transfer Agreement” means that certain Mortgage Loan Purchase Agreement dated the same date as this Repurchase Agreement by and between the Parent and the Seller.

          “Transfer Assignment” means the assignment entered into between the Parent and the Seller on the Purchase Date in the form of Exhibit A to the Transfer Agreement.

          “Trust Receipt and Certification” means, with respect to any Transaction as of any date, a receipt and certification in the form attached as an exhibit to the Custodial Agreement.

          “Underwriting Guidelines” means the standards, procedures and guidelines of the Parent for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Parent, a copy of which is attached hereto as Exhibit F and such other guidelines as are approved in writing by Buyer.

          “Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

     3.     Program; Initiation of Transactions

a. From time to time, Buyer will purchase from Seller certain Eligible Mortgage Loans that have been either originated by Seller or purchased by Seller from other originators. All Purchased Mortgage Loans shall have been approved by the Buyer pursuant to the Program Agreement and shall exceed or meet the Underwriting Guidelines, and shall be serviced by Servicer. The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.

b. Seller shall give Buyer and Custodian at least six Business Day’s prior notice of any proposed Purchase Date (the date on which such notice is given, the “Notice Date”). On the Notice Date, Seller shall (i) request that Buyer enter into a Transaction by furnishing to Buyer a Transaction Request, (ii) deliver to Buyer and Custodian a Mortgage Loan Schedule and (iii) deliver to Custodian a Request for Certification and each Mortgage File in accordance with Section 10(b)(2). In the event the Mortgage Loan Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller may either (a) give Buyer written or electronic authority to correct the computer data, reformat the Mortgage Loans or properly align the computer fields or (b) correct the computer data, reformat or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein. The Seller shall hold Buyer harmless for such correction, reformatting or realigning, as applicable, except as otherwise expressly provided herein.

c. With respect to each Mortgage Loan, upon receipt of the Transaction Request, Buyer shall, consistent with this Agreement, specify the terms for such proposed

Transaction, including the Purchase Price, the Pricing Rate, and the Repurchase Date in respect of such Transaction. The terms thereof shall be set forth in the Purchase Confirmation to be delivered to Seller on or prior to the Purchase Date.

d. With respect to each Mortgage Loan, the Purchase Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Purchase Confirmation relates, and Seller’s acceptance of the related proceeds shall constitute Seller’s agreement to the terms of such Purchase Confirmation. It is the intention of the parties that, with respect to each Mortgage Loan, each Purchase Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event of any conflict between this Agreement and, with respect to each Mortgage Loan, a Purchase Confirmation, the terms of the Purchase Confirmation shall control with respect to the related Transaction.

e. Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Seller’s interest in the Repurchase Assets shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price to Seller. Upon transfer of the Mortgage Loans to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each Mortgage Loan, including each document in the related Mortgage File and Records, is vested in Buyer; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement record title in the name of Seller to each Mortgage shall be retained by Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

     4.     Repurchase

a. Seller shall repurchase the related Purchased Mortgage Loans from Buyer on each related Repurchase Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan on each Price Differential Payment Date except as otherwise provided herein). Seller is obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Buyer or its designee (including the Custodian) at Seller’s expense on the related Repurchase Date.

b. The Seller may repurchase any or all of the Purchased Mortgage Loans upon one (1) Business Day’s prior written notice thereof by the Seller to the Buyer, designating the Purchased Mortgage Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans. Said Repurchase Price shall be accompanied by the Exit Fee described in Section 4.c below in those circumstances when an Exit Fee is payable under Section 4.c below.

c. Upon the repurchase of any Purchased Mortgage Loan subject to a Transaction hereunder other than a Purchased Mortgage Loan (x) which the Seller is obligated to repurchase or has the specific right to repurchase pursuant to Section 4.a, Section 6.c, Section 10.b(7), Section 11.b, or Section 22 or (y) with respect to which Buyer has advised Seller will not be included in a securitization pursuant to the Program Agreement, the Seller shall pay to the Buyer a fee in an amount equal to 1.00% of the outstanding principal balance of such Mortgage Loan as of the date on which such Purchased Mortgage Loan is removed (the “Exit Fee”), such Exit Fee to be paid in Dollars, in immediately available funds, without deduction, set-off or counterclaim to the account set forth in Section 9 hereof.

d. Provided that no Default shall have occurred and is continuing, and Buyer has received the related Repurchase Price upon repurchase of the Purchased Mortgage Loans, Buyer agrees to release its ownership interest hereunder in the Purchased Mortgage Loans (including, the Repurchase Assets related thereto) at the request of Seller. With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Seller agrees to (i) provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan has been paid in full, (ii) remit to Buyer, within two Business Days, the Repurchase Price with respect to such Purchased Mortgage Loans and (iii) provide Buyer a notice specifying each Purchased Mortgage Loan that has been prepaid in full. Buyer agrees to release its ownership interest in Purchased Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

     5.     Price Differential.

a. On the first day of each Interest Period that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date. Two Business Days prior to the Price Differential Payment Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, Seller shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7, and 35 hereof), by wire transfer in immediately available funds.

b. If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.

     6.     Margin Maintenance and Repurchase

a. If on any date the Buyer’s Margin Amount of any Purchased Mortgage Loan subject to a Transaction is less than the Purchase Price paid on the Purchase Date for such Transaction as reduced pursuant to the definition thereof (a “Margin Deficit”), the Buyer may by notice to the Seller require the Seller to transfer to Buyer cash in an amount at least equal to the Margin Deficit. Notice delivered pursuant to this Section may be given by any written means

b. Such payment shall be made not later than 5:00 p.m. (New York City time) on the date which is two Business Days after the date of notice to the Seller of the occurrence of the Margin Deficit (the foregoing time requirement is referred to as the “Margin Deadline”). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

c. In lieu of making a payment to Buyer in an amount at least equal to the Margin Deficit pursuant to Section 6.a above, Seller, at Seller’s option, may elect to repurchase any Purchased Mortgage Loan for which there is a Margin Deficit by notifying Buyer thereof and paying to Buyer, on or before the Margin Deadline, the Repurchase Price for such Mortgaged Loan. A repurchase of a Mortgaged Loan pursuant to this Section 6.c shall be without penalty, premium or Exit Fee.

     7.     Income Payments

a. Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans, Seller shall pay to Buyer the accreted value of the Price Differential on each Price Differential Payment Date.

b. Servicer shall cause each Mortgagor to remit all amounts paid on account of the Purchased Mortgage Loans to the Collection Account held pursuant to the Blocked Account Agreement.

c. Servicer shall hold for the benefit of, and in trust for, Buyer all Income, including without limitation all Income received by or on behalf of Seller (or deposited into the lockbox account) with respect to such Purchased Mortgage Loans. Servicer shall deposit such Income in a trust account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with a financial institution acceptable to Buyer and subject to the Blocked Account Agreement within two Business Days of receipt by the Servicer.

d. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of Seller, any Affiliate of Seller or the Servicer. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Price Differential Payment Date. On or before 3 p.m. (New York time) on the date prior to the Price Differential Payment Date, the Seller shall deliver to the Buyer and the Bank a Distribution Worksheet. Subject to the terms of the Blocked Account Agreement and in accordance with the Buyer authorization, the Bank shall withdraw any funds on deposit in the Collection Account and apply such funds as follows:

(1) first, to the Buyer in payment of any accrued and unpaid Price Differential;

(2) second, without limiting the rights of Buyer under Section 6 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit;

(3) third, to the Buyer in an amount equal to, with respect to each Mortgage Loan, the product of (a) all Income received on account of principal on such Mortgage Loan, multiplied by (b) the applicable Purchase Price Percentage;

(4) fourth, to the payment of all costs and fees payable by the Seller pursuant to this Repurchase Agreement (including Late Fees with respect to any late payments); and

(5) fifth, to the Seller.

e. Notwithstanding the preceding provisions, if an Event of Default has occurred and Buyer shall have declared an Event of Default to have occurred hereunder under Section 16.a hereof, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer.

f. Buyer shall offset against the accrued and outstanding Price Differential all Price Differential payments actually received by Buyer pursuant to Section 5, excluding any amounts paid pursuant to any Price Differential payments made at the Post-Default Rate pursuant to Section 5(b) and any Late Fees. Buyer shall offset against the Repurchase Price all amounts on account of principal actually received by Buyer pursuant to Section 7(d).

     8.     Security Interest

          Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a security interest in the Purchased Mortgage Loans, the Records, and all related servicing rights, the Facility Agreements (to the extent such Facility Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance, Income relating to the Purchased Mortgage Loan, all Blocked Accounts and the balance from time to time standing to the credit of Blocked Accounts and all rights with respect thereto, Hedging Agreements relating to the Purchased Mortgage Loan, accounts (including any interest of Seller in escrow accounts) and any other contract rights, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles, (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, the servicing of the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interest as are specified on a Transaction Request and/or Trust Receipt and Certification, in all instances described herein, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”). Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, the Seller hereby authorizes the Buyer to file financing statements relating to the Repurchase Assets without the signature of the Seller, as the Buyer, at its option, may deem appropriate. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

     9.     Payment and Transfer

          Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: Citibank, ABA# 021000089, Column Financial Inc, A/C# 30489046 or such other account as Buyer shall specify to Seller in writing. Seller acknowledges that it has no rights of withdrawal from the foregoing account. All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request. All Purchased Mortgage Loans shall be evidenced by a Trust Receipt and Certification. Any Repurchase Price received by Buyer after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

     10.     Conditions Precedent

a. Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Seller and each other party thereto:

(1) Facility Agreements. The Facility Agreements (including a Custodial Agreement in a form acceptable to Buyer) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(3) Collection Account. The Buyer shall have received evidence satisfactory to the Buyer of the existence of the Collection Account which constitutes a “securities account” within the meaning of the applicable Uniform Commercial Code in the state in which the Collection Account is located.

(4) Blocked Account Agreement. With respect to each Collection Account, the Seller has delivered to Buyer a fully executed Blocked Account Agreement.

(5) Organizational Documents. A certificate of the secretary of Seller, substantially in the form of Exhibit H hereto, attaching certified copies of Seller’s operating agreement, certificate of formation and resolutions approving the Facility Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary limited liability company action or governmental approvals as may be required in connection with the Facility Agreements.

(6) Parent Organizational Documents. A certificate of the secretary of Parent, substantially in the form of Exhibit H hereto, attaching certified copies of Parent’s operating agreement and certificate of formation.

(7) Good Standing Certificate. A certified copy of a good standing certificate of Seller, dated as of no earlier than the date 10 Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(8) Incumbency Certificate. An incumbency certificate of the corporate secretary of Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Facility Agreements.

(9) Opinions of Counsel.

(a) An opinion of Seller’s counsel, in form and substance acceptable to the Buyer.

(b) An opinion or opinions of outside counsel to the Seller with respect to nonconsolidation and true sale in form and substance acceptable to the Buyer.

(c) An opinion of Parent’s counsel, in form and substance substantially acceptable to the Buyer.

(10) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of the Seller.

(11) Fees. Payment of any fees due to Buyer hereunder.

(12) Insurance. Evidence that Seller has added Buyer as a loss payee under the Seller’s E&O Insurance.

b. All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1) Due Diligence Review. Without limiting the generality of Section 34 hereof, Buyer shall have completed its due diligence review of the related Mortgage Loans and Seller and determined that the results are acceptable to the Buyer.

(2) Required Documents. With respect to each Purchased Mortgage Loan the Mortgage File has been delivered to the Custodian at least 24 hours prior to the related Purchase Date;

(3) Transaction Documents. Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(a) A Transaction Request delivered pursuant to Section 3(c) hereof and a Purchase Confirmation.

(b) The Request for Certification and the related Mortgage Loan Schedule and Exception Report, and the Trust Receipt.

(c) Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

(4) No Default. No Default or Event of Default shall have occurred and be continuing;

(5) Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

(6) Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Facility Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7) Material Adverse Change. None of the following shall have occurred and/or be continuing:

(a) Credit Suisse First Boston, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

(b) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(c) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(d) there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement; or

(e) Parent, Affiliate or subsidiary of the Parent shall be in default under (i) any Indebtedness of Parent, Affiliate or subsidiary of the Parent with an outstanding principal balance in excess of $4,000,000, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract to which Parent, Affiliate or subsidiary of the Parent is a party which default (1) involves the failure to pay a matured obligation with an outstanding principal balance in excess of $4,000,000, or (2) permits the acceleration of the maturity of obligations with an outstanding principal balance in excess of $4,000,000 by any other party to or beneficiary of such contract (any such event, a ‘Cross-Default Event”).

     11.     Program; Costs

a. Seller shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans. Buyer shall notify the Seller if the costs incurred to review any single Mortgage Loan exceed $2,500. Seller shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any servicer. Seller shall pay to the Buyer an amount equal to one half of the reasonable fees and expenses of

Buyer’s counsel in connection with the Facility Agreements. Reasonable legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller. Seller shall pay ongoing custodial and bank fees and expenses as set forth in the Custodial Agreement, and any other ongoing fees and expenses under any other Program Document.

b. If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. In the event that any additional amounts are payable pursuant to the foregoing sentence, Seller, at Seller’s option, may elect to repurchase any Purchased Mortgage Loan for which additional amounts may be due by notifying Buyer thereof and paying to Buyer, on or before the date which is thirty (30) days after the date on which Buyer shall have notified the Seller that such additional amounts are due, by payment of the Repurchase Price plus any accrued additional amounts for such Mortgaged Loans. A repurchase of a Mortgaged Loan pursuant to this Section 11.b shall be without penalty, premium or Exit Fee.

c. With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by an Authorized Person on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10(a)(8) hereof. In each such case, Seller hereby waives the right to dispute Buyer’s record of the terms of the Purchase Confirmation, request or other communication.

d. Any payments made by Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed.

     12.     Servicing

a. Seller, on Buyer’s behalf, shall contract with Master Servicer to service the Mortgage Loans. The Primary Servicer shall service pursuant to the Interim Servicing Agreement, consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Mortgage Loan with the then-existing servicer in accordance with Section 12(e) hereof.

b. Seller shall cause the Servicer to direct all Mortgagors to deliver all payments with respect to the Purchased Mortgage Loans to the Collection Account. Seller shall cause the Servicer not to commingle any funds with respect to the Purchased Mortgage Loans with any other funds held by the Servicer.

c. Seller shall cause the Servicer to deposit all collections received by Servicer on account of the Purchased Mortgage Loans in the Collection Account no later than two Business Days following receipt.

d. Upon the occurrence of any of (i) a Default or Event of Default hereunder, (ii) a Default or Event of Default under the Interim Servicing Agreement, or (iii) a Cross-Default Event, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. Seller and the Servicer shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

e. If Seller should discover that, for any reason whatsoever, Servicer or any entity responsible to Seller for managing or servicing any such Purchased Mortgage Loan has failed to perform fully Seller’s obligations under the Facility Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Seller shall promptly notify Buyer.

     13.     Representations and Warranties

a. Seller represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

(1) Seller Existence. Seller has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

(2) Licenses. Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Seller has the requisite power and authority and legal right to purchase Mortgage Loans and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Facility Agreement and any Transaction Request or, if applicable, Purchase Confirmation.

(3) Power. Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4) Due Authorization. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Facility Agreements, as applicable. This Agreement, any Transaction Request, Purchase Confirmation and the Facility Agreements have been (or, in the case of Facility Agreements and any Transaction Request, Purchase Confirmation not yet executed, will be) duly authorized, executed and delivered by Seller, all requisite action having been taken, and each is valid, binding and enforceable against Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5) Financial Statements. The Seller has heretofore furnished to Buyer a copy of (a) the consolidated balance sheet of Holdings and the consolidated balance sheets of Holdings’ consolidated Subsidiaries for the fiscal year of Holdings ended December 31, 2002 and the related consolidated statements of income and members’ equity and of cash flows for Holdings and Holdings’ consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Ernst & Young. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Holdings and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2002, there has been no material adverse change in the consolidated business, operations or financial condition of Holdings and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. Holdings has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no material liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.

(6) Event of Default. There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

(7) Solvency. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, and does not believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Mortgage Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Mortgage Loans. Seller is not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

(8) No Conflicts. The execution, delivery and performance by Seller of this Agreement, any Transaction Request or Purchase Confirmation hereunder and the Facility Agreements do not conflict with any term or provision of the certificate of formation or operating agreement of Seller or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which Seller is a party.

(9) True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller, Holdings or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller, Holdings or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Facility Agreements are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP.

(10) Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Seller of this Agreement, any Transaction Request, Purchase Confirmation and the Facility Agreements.

(11) Litigation. There is no action, proceeding or investigation pending with respect to which Seller has received service of process or, to the best of Seller’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any

Transaction, Transaction Request, Purchase Confirmation or any Facility Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Request, Purchase Confirmation or any Facility Agreement, (C) makes a claim individually in an amount greater than $500,000 or in an aggregate amount greater than $1,000,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Request, Purchase Confirmation or any Facility Agreement.

(12) Material Adverse Change. There has been no material adverse change in the business, operations, financial condition, properties or prospects of Seller or its Affiliates since the date set forth in the most recent financial statements supplied to Buyer.

(13) Ownership. Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Mortgage Files to the Custodian and the Custodian’s receipt of the related Request for Certification, Buyer shall become the sole owner of the Purchased Mortgage Loans and related Repurchase Assets, free and clear of all liens and encumbrances.

(14) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Parent.

(15) Taxes. Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.

(16) Investment Company. Neither Seller nor any of its Subsidiaries is required to be registered as an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(17) Chief Executive Office; Jurisdiction of Organization. On the Effective Date, Seller’s chief executive office is located at 4445 Willard Avenue, Chevy Chase, Maryland 20815. On the Effective Date, Seller’s jurisdiction of organization is Delaware. Seller shall provide Buyer with thirty days advance notice of any change in Seller’s principal office or place of business or jurisdiction. Seller has no trade name. During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(18) Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Mortgage Loans and the related Repurchase Assets is its chief executive office.

(19) Net Worth. On the Effective Date, Holdings’ Net Worth is not less than $200,000,000.

(20) ERISA. Each Plan to which Parent or its Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(21) Adverse Selection. Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(22) Agreements. Neither Parent nor any Affiliate of Parent is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof. Neither Parent nor any Affiliate of Parent is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Parent as a whole. No holder of any indebtedness of Parent or of any Affiliate of Parent has given notice of any asserted default thereunder.

(23) Other Indebtedness. As of June 30, 2003, the total borrowings of Holdings and its consolidated subsidiaries (as set forth in the Form S-1 Registration Statement of CapitalSource Inc. as filed with the Securities and Exchange Commission (the “SEC”) on June 12, 2003, as amended from time to time, including by Amendment No. 3 to S-1 Registration Statement filed with the SEC on July 24, 2003, and as may be amended subsequent to the date hereof) was $1,141,297,000.

(24) No Reliance. Seller has made its own independent decisions to enter into the Facility Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(25) Purchase of Each Mortgage Loan. a. Each Mortgage Loan was purchased by the Seller on the relevant Purchase Date pursuant to the Transfer Agreement and the related Transfer Assignment.

b. With respect to every Purchased Mortgage Loan, Seller represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct.

c. The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement.

     14.     Covenants

Seller covenants with Buyer that, during the term of this facility:

a. Litigation. Seller will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of (a) all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or affecting any of the Property of any of them before any Governmental Authority or (b) all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Facility Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or in an aggregate amount greater than $500,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

b. Prohibition of Fundamental Changes. Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets.

c. Servicer; Asset Tape. Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, (b) the fifth Business Day of each month, or (c) upon the request of Buyer, Seller shall cause Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, an Asset Tape. Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Seller with the execution of this Agreement.

d. Insurance. Seller will continue to maintain insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction,

robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount equal to at least $2,000,000.

e. No Adverse Claims. Seller warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Purchased Mortgage Loans and the related Repurchase Assets against all adverse claims and demands.

f. Assignment. Except as permitted herein, neither Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Facility Agreements), any of the Purchased Mortgage Loans or any interest therein.

g. Security Interest. Seller shall do all things necessary to preserve the Purchased Mortgage Loans and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Mortgage Loans or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Purchased Mortgage Loans or the related Repurchase Assets or any Facility Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans or the related Repurchase Assets and any Facility Agreement.

h. Records.

(1) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Seller or the Servicer of the Purchased Mortgage Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2) For so long as Buyer has an interest in or lien on any Purchased Mortgage Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(3) Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

i. Books. Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyer.

j. Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Facility Agreements, and Seller shall conduct its business strictly in accordance with applicable law.

k. Material Change in Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof. At least one of the following individuals shall be part of the senior management of the Parent: Dean Graham, Jason Fish or John Delaney.

l. Underwriting Guidelines. Without the prior written consent of Buyer, Seller shall not permit the Servicer to amend or otherwise modify the Underwriting Guidelines in any material respect in any manner that might adversely affect the Mortgage Loans. Without limiting the foregoing, in the event that the Servicer makes any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

m. Applicable Law. Seller shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, except where the failure to comply would not have a Material Adverse Effect.

n. Existence. Seller shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

o. Chief Executive Office; Jurisdiction of Organization. Seller shall not move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer 30 days’ prior written notice of such change.

p. Taxes. Seller shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

q. Transactions with Affiliates. Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Facility Agreements, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

r. Guarantees. Seller shall not create, incur, assume or suffer to exist any Guarantees.

s. True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller, Holdings, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

t. Blocked Account. The Seller shall maintain the Collection Account subject to the Blocked Account Agreement.

u. Amendment. Without the prior written consent of the Buyer, neither the Seller nor the Servicer shall enter into any amendment, supplement or modification of any Mortgage Loan subject to a Transaction hereunder which would (A) change the aggregate principal amount evidenced by the Mortgage Note, (B) change the interest rate payable under the Mortgage Note, (C) modify the maturity date of the Mortgage Loan, (D) provide for the payment of any additional interest, additional fees, kicker or similar equity feature in respect of the Mortgage Loan or (E) change the amount of any payments required under the Note or modify any related amortization schedule.

v. Special Purpose Entity. Seller shall (i) maintain its own separate books and records and bank accounts (except that, for accounting and reporting purposes, the Seller may be included in the consolidated financial statements of an equity owner of the Seller in accordance with GAAP) provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Seller from such Affiliate and to indicate that the Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Seller’s own separate balance sheet); (ii) at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person (except for inclusion in consolidated financial statements of an equity owner, as described in clause (i) above) (iii) have a Board of Managers composed differently from that of the Member and any other Person; (iv) conduct its business in its own name (or any trade name that will not be reasonably likely to cause confusion as to its separate existence) and strictly comply with all organizational formalities to maintain its separate existence; (v) maintain separate financial statements (except for inclusion in consolidated financial statements of an equity owner, as described in clause (i) above); (vi) except as contemplated under the provisions of clause (ix) below, pay its own liabilities only out of its own funds; (vii) maintain an arm’s length relationship with its Affiliates and the Member and any other party furnishing services to it; (viii) maintain a sufficient number of employees (which may be zero) for its contemplated business and pay the salaries of its own employees, if any; (ix) allocate fairly and reasonably, and pay its share of, any overhead expenses and other common expenses for shared office space and facilities, goods or services provided to multiple entities; (xi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (xii) observe all limited liability company formalities necessary to maintain its separate identity as an entity separate and distinct from the Member and all of its other Affiliates; (xiii) hold title to its assets in its own name; (xv) not engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Article 4 of the LLC Agreement, the Facility Agreements or this Section 14 v.; (xvi) not incur, create or assume any indebtedness other than as expressly permitted under the Facility Agreements; (xvii) not to the fullest extent permitted by law, engage in or seek or consent to any dissolution, winding up, liquidation, consolidation, merger or sale or transfer of all or substantially all of its assets except as expressly permitted pursuant to any provision of the Facility Agreements; (xviii) not fail to file separate federal or state income tax returns, if any, as may be required under applicable law (to the extent (1) not part of a consolidated return or returns or (2) not treated as a division of another taxpayer or a disregarded entity for tax purposes), and pay any taxes so required to be paid under applicable law; (xix) not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person; provided, however, that this provision shall not be deemed to prohibit indemnification and contribution agreements by the Company and its Affiliates entered into under the LLC Agreement, or (to the extent not prohibited under the Facility Agreements) commercially reasonable indemnification obligations incurred in the ordinary course of business of the Company; (xx) not fail to correct any known misunderstanding regarding its separate identity; (xxi) not except as otherwise contemplated under the Facility Agreements, commingle its funds or other assets with those of any other Person; (xxii) not acquire obligations or securities of its Members; (xxiii) not pledge any of its assets for the benefit of any other Person, except as otherwise contemplated or permitted by the Facility Agreements; (xxiv) not make any loans to any other Person, or buy or hold evidence of indebtedness issued by any other Person; (xxv) not identify its

Members or any of its Affiliates as a division or part of it (except for inclusion in consolidated financial statements of an equity owner); (xxvi) not engage (either as transferor or transferee) in any material transaction with any Affiliate other than for fair value and on terms similar to those obtainable in arms-length transactions with unaffiliated parties, or engage in any transaction with any Affiliate involving any intent to hinder, delay or defraud any entity; (xxvii) not have or create any subsidiaries, or hold any equity interest in any other Person and (xxviii) except as provided in the Facility Agreements, deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name. The Member will (i) observe all customary formalities necessary to maintain its identity as an entity separate and distinct from the Seller; (ii) hold itself out as a separate and distinct entity from the Seller and not identify the Seller as a division of the Member; (iii) maintain its books and records and bank accounts separate from the Seller; and (iv) hold its assets in its own name.

w. Subsidiaries. The Seller shall have no Subsidiaries.

     15.     Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a. Payment Failure. Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of Seller to Buyer or to any Affiliate of Buyer, and, in the case of a failure to make a payment of any sum other than a Price Differential or a Repurchase Price, the continuance of such failure for a period of two (2) Business Days after Buyer notifies Seller of such failure or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

b. Cross Default. (i) Seller shall be in default under (i) any Indebtedness of Seller which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract to which Seller is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract or (iii) Seller or any of Seller’s Affiliates shall be in default under any Facility Agreement.

c. Assignment. Assignment or attempted assignment by Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans to any person other than Buyer.

d. Insolvency. An Act of Insolvency shall have occurred with respect to Seller, the Parent or any Affiliate.

e. Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of Seller or any of its Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of Seller’s ability to perform its obligations under this Agreement or any other Facility Agreement.

f. Breach of Financial Representation or Covenant or Obligation. A breach by Seller of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1), 13(a)(7), 13(a)(12), 13(a)(19), 13(a)(25), 14a, 14b, 14d, 14k, 14n, 14p, 14q, 14r, 14t, 14u or 14v of this Agreement.

g. Breach of Non-Financial Representation or Covenant. A breach by Seller of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15(f) above), if such breach is not cured within five (5) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the existence of a Margin Deficit and the obligation to repurchase such Mortgage Loan) unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the financial condition of such party, its Subsidiaries or Affiliates; or (B) Buyer’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder).

h. Change of Control. The occurrence of a Change in Control of the Seller or the Parent.

i. Failure to Transfer. Seller fails to transfer the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

j. Judgment.

(1) A final judgment or judgments for the payment of money shall be rendered against the Seller by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

(2) A final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate shall be rendered against the Parent or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

k. Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, or shall have taken any action to displace the management of Seller or to curtail its authority in the conduct of the business of Seller, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subparagraph (m) shall not have been discontinued or stayed within 30 days.

l. Inability to Perform. An officer of Seller shall admit its inability to, or its intention not to, perform any of Seller’s Obligations hereunder.

m. Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans or other Repurchase Assets purported to be covered hereby.

n. Financial Statements. Holdings’ audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Holdings as a “going concern” or a reference of similar import.

           An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

     16.     Remedies Upon Default

In the event that an Event of Default shall have occurred:

a. Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of Seller or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Seller of the exercise of such option as promptly as practicable.

b. If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately deliver to Buyer the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in Seller’s possession or control.

c. Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Mortgage Loans and all documents relating to the Purchased Mortgage Loans (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller. To obtain physical possession of any Purchased Mortgage Loans held by Custodian, Buyer shall present to Custodian a Trust Receipt and Certification. Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement.

d. Buyer shall have the right to direct all servicers then servicing any Purchased Mortgage Loans to remit all collections thereon to Buyer, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Mortgage Loans with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Mortgage Loans and liquidate all Repurchase Assets. Such disposition of Purchased Mortgage Loans may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Mortgage Loans individually for the prevailing price.

e. Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Mortgage Loans and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

f. Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses, including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

g. To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller under this Section 16(g) shall be at a rate equal to the Post-Default Rate.

h. Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

i. Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

j. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Mortgage Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

k. Buyer shall have the right to perform reasonable due diligence with respect to Seller and the Mortgage Loans, which review shall be at the expense of Seller.

     17.     Reports

a. Notices. Seller shall furnish to Buyer (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller hereunder which is given to Seller’s lenders, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by Seller or Parent of any obligation under any Facility Agreement or any material contract or agreement of Seller or Parent or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party and (z) the following:

(1) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Holdings and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Holdings, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Holdings and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Holdings, the consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and members’ equity and of cash flows for Holdings and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Holdings and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(3) such other prepared statements that Buyer may reasonably request;

(4) if applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by Seller, within 5 Business Days of their filing with the SEC; provided, that, Seller or any Affiliate will provide Buyer and Credit Suisse First Boston LLC with a copy of the annual 10-K filed with the SEC by Seller or its affiliates, no later than 90 days after the end of the year;

(5) as soon as available, and in any event within thirty (30) days of receipt, copies of relevant portions of all final written Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of operations (including those prepared on a contract basis) with respect to the Seller or Parent, which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of Seller’s operations;

(6) from time to time such other information regarding the financial condition, operations, or business of the Seller as Buyer may reasonably request;

(7) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Seller has knowledge of the occurrence of any Event of Termination, stating the particulars of such Event of Termination in reasonable detail;

(8) As soon as reasonably possible, notice of any of the following events:

(a) reduction in the insurance coverage required of Seller, Servicer or any other Person pursuant to any Facility Agreement, with a copy of evidence of same attached;

(b) any material dispute, litigation, investigation, proceeding or suspension between Seller or Parent, on the one hand, and any Governmental Authority or any Person;

(c) any material change in accounting policies or financial reporting practices of Seller or Parent;

(d) with respect to any Purchased Mortgage Loan, immediately upon receipt of notice or knowledge thereof, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

(e) any material issues raised upon examination of Seller or Seller’s facilities by any Governmental Authority;

(f) promptly upon receipt of notice or knowledge of (i) any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Facility Agreements) on, or claim asserted against, any of the Purchased Mortgage Loans; and

(g) any other event, circumstance or condition that has resulted, or is reasonably likely to result in a Material Adverse Effect with respect to Seller or Parent.

b. Officer’s Certificates. Seller will furnish to Buyer, at the time the Seller furnishes each set of financial statements pursuant to Section 17(a)(1) or (2) above, a certificate of a Responsible Officer of Seller in the form of Exhibit D hereto.

c. Mortgage Loan Reports. Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports (i.e., delinquency, foreclosure and net charge-off reports).

d. Asset Tape. Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, an Asset Tape by no later than the Reporting Date.

e. Other. Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

     18.     Repurchase Transactions

          Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans with a counterparty of Buyer’s choice. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof. In the event Buyer engages in a repurchase transaction with any of the Purchased Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Mortgage Loans, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Mortgage Loans that are subject to such repurchase transaction.

     19.     Single Agreement

          Buyer and Seller acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

     20.     Notices and Other Communications

          Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

If to Seller:

CapitalSource SNF Funding LLC
4445 Willard Avenue
Chevy Chase, Maryland 20815
Attention: Steven A. Museles
Telephone: (301) 841-2700
Fax: (301) 841-2340

With a copy to:

Lee E. Berner, Esq.
Hogan & Hartson L.L.P.
8300 Greensboro Drive
Suite 1100
McLean, Virginia 22102
Telephone: (703) 610-6137
Fax: (703) 610-6200

If to Buyer:

Credit Suisse First Boston Mortgage Capital LLC
Eleven Madison Avenue
Attention: Richard Lerner
Phone Number: (212) 538-5858
Fax Number: (212) 743-5540

     21.     Entire Agreement; Severability

          This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

     22.     Non assignability

The Facility Agreements are not assignable by Seller. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Facility Agreements; provided, however that (a) Buyer shall not assign its ongoing obligations under this Agreement to any entity unless such entity or its Affiliate is rated at least BBB- by S&P, and (b) Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; and provided further, that in the event that the Buyer assigns its rights to an entity which originates loans secured by skilled nursing facilities, the Seller shall have the right to repurchase all Mortgage Loans without penalty, premium or Exit Fee. Upon such assignment, such assignee shall be a party hereto and to each Facility Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and Buyer shall be released from its obligations hereunder and under the Facility Agreements. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

     23.     Set-off

          In addition to any rights and remedies of Buyer provided by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any branch or agency thereof to or for the credit or the account of Seller. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

     24.     Binding Effect; Governing Law; Jurisdiction

a. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

b. SELLER HEREBY WAIVES TRIAL BY JURY. SELLER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF

ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE FACILITY AGREEMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE FACILITY AGREEMENTS.

     25.     No Waivers, Etc.

          No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

     26.     Intent

a. The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

b. It is understood that either party’s right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

c. The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d. It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation

Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

     27.     Disclosure Relating to Certain Federal Protections

          The parties acknowledge that they have been advised that:

a. in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b. in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c. in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

     28.     Power of Attorney

          Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Mortgage Loans without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller’s agent and attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Mortgage Loans, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.

     29.     Buyer May Act Through Affiliates

          Buyer may, from time to time, designate one or more affiliates for the purpose of performing any action hereunder.

     30.     Indemnification; Obligations

a. Seller agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Facility Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation. Seller also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Facility Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Seller’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that (1) its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans and (2) Buyer shall have no recourse to any equity owner of the Seller; provided, however, that the Parent, by executing this Agreement, hereby agrees to be liable to the Buyer, on a joint and several basis with the Seller, solely for losses incurred by the Buyer hereunder as a result of (i) fraud or intentional misrepresentation by the Seller or the Parent in connection with a Mortgage Loan, (ii) the gross negligence or willful misconduct of the Seller or the Parent in connection with a Mortgage Loan or (iii) the breach of any representation, warranty, covenant or indemnification provision in a Mortgage concerning a environmental laws, hazardous substances and asbestos or in any separate indemnity executed in connection with a Mortgage Loan. Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.

b. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

c. Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Seller shall, upon demand by Buyer, pay to Buyer an amount sufficient to compensate Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

d. Without limiting the provisions of Section 30(a) hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion.

     31.     Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     32.     Confidentiality

          This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to Seller’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body.

     33.     Recording of Communications

          Buyer and Seller shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions. Buyer and Seller consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

     34.     Periodic Due Diligence Review

          Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Seller and the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than five (5) Business Day’s) prior notice unless a Default or an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller, the Servicer and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 34 (“Due Diligence Costs”); provided, that so long as no Default has occurred, Seller shall pay for only one (1) due diligence review of a Mortgage Loan in any calendar year (not including any initial due diligence of the Mortgage Loan prior to the Purchase Date.

     35.     Facility Fee

          Subject to the provisions of the following paragraph, the Seller shall pay to Buyer on each Purchase Date a facility fee in an amount equal to the product of (a) 0.50% and (b) the amount by which the aggregate Purchase Price of all outstanding Transactions (including the aggregate Purchase Price of Transactions entered into on such Purchase Date) exceeds the highest aggregate Purchase Price of Transactions outstanding on any day prior to such Purchase Date; provided, that the aggregate facility fees paid pursuant to this section during the period prior to the Termination Date shall not exceed $1,500,000.

          Each such fee shall be payable in immediately available funds on the related Purchase Date. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the account set forth in Section 9 hereof.

     36.     Authorizations Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Agreement.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC

By:

Title:

Date:

CAPITALSOURCE SNF FUNDING LLC

By:

Title:

Date:

Solely for purposes of Section 30 hereof:

CAPITALSOURCE FINANCE LLC

By:

Title:

Date:

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES OF SELLER

REGARDING MORTGAGE LOANS

          The Seller represents and warrants to the Buyer, with respect to each Mortgage Loan, that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect: For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of the Seller’s knowledge, if it is discovered by the Seller or the Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(1) No Mortgage Note or Mortgage was subject to any assignment (other than assignments which show a complete chain of assignment to the Seller), participation or pledge, and the Seller had good and marketable title to, and was the sole owner of, the related Mortgage Loan;

(2) The Seller has full right and authority to sell, assign and transfer such Mortgage Loan and the assignment to the Buyer constitutes a legal, valid and binding assignment of such Mortgage Loan;

(3) The Seller is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan;

(4) Each related Mortgage Note, Mortgage, assignment of leases (if any) and other agreement executed by or for the benefit of the related Mortgagor, any guarantor or their successors or assigns in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and there is no valid defense, counterclaim, or right of rescission available to the related Mortgagor with respect to such Mortgage Note, Mortgage, assignment of leases and other agreements, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

Schedule 1-1

(5) Each related assignment of leases creates a valid first priority collateral assignment of, or a valid first priority lien or security interest in, certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein;

(6) Each related assignment of Mortgage from the Seller to the Buyer and related assignment of the assignment of leases, if any, or assignment of any other agreement executed by or for the benefit of the related Mortgagor, any guarantor or their successors or assigns in connection with such Mortgage Loan from the Seller to the Buyer constitutes the legal, valid and binding assignment from the Seller to the Buyer, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(7) Since origination, and except as set forth in the related mortgage file and except as permitted by this Agreement, (a) such Mortgage Loan has not been modified, altered, satisfied, canceled, subordinated or rescinded and (b) each related Mortgaged Property has not been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage;

(8) Each related Mortgage is a valid and enforceable first lien on the related Mortgaged Property (subject to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and such Mortgaged Property is free and clear of any mechanics’ and materialmen’s liens which are prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below) or covered by a bond. A UCC financing statement has been filed and/or recorded (or sent for filing or recording) in all places necessary to perfect a valid security interest in the personal property necessary to operate the Mortgaged Property; any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(9) None of the Seller, the Servicer or the Parent has taken any action that would cause the representations and warranties made by the related Mortgagor in the related Mortgage Loan Documents not to be true;

Schedule 1-2

(10) None of the Seller, the Parent, or the Servicer has any knowledge that the material representations and warranties made by the related Mortgagor in the related Mortgage Loan Documents are not true in any material respect;

(11) The lien of each related Mortgage is a first priority lien on the fee or leasehold interest of the related Mortgagor in the principal amount of such Mortgage Loan or allocated loan amount of the portions of the Mortgaged Property covered thereby (as set forth in the related Mortgage) after all advances of principal and is insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the Seller and its successors and assigns as to such lien, subject only to (a) the lien of current real property taxes, ground rents, water charges, sewer rents and assessments not yet delinquent or accruing interest or penalties, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations when they become due or the value of the Mortgaged Property and (c) the exceptions (general and specific) and exclusions set forth in such policy, none of which, individually or in the aggregate, materially interferes with the current general use of the Mortgaged Property or materially interferes with the security intended to be provided by such Mortgage or with the related Mortgagor’s ability to pay its obligations when they become due or the value of the Mortgaged Property (items (a), (b) and (c) collectively, “Permitted Encumbrances”); the premium for such policy was paid in full; such policy (or if it is yet to be issued, the coverage to be afforded thereby) is issued by a title insurance company licensed to issue policies in the state in which the related Mortgaged Property is located (unless such state is Iowa) and is assignable (with the related Mortgage Loan) to the Buyer without the consent of or any notification to the insurer, and is in full force and effect upon the consummation of the transactions contemplated by the Agreement; no claims have been made under such policy and none of the Seller, the Parent or the Servicer has (a) undertaken any action or omitted to take any action, and (b) knowledge of any such act or omission, in each case, which would impair or diminish the coverage of such policy;

(12) Except where approved by the Buyer, the proceeds of such Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and no future advances have been made which are not reflected in the related mortgage file;

(13) Except as set forth in a property inspection report or engineering report prepared in connection with the origination of the Mortgage Loan, as of the later of the date of origination of such Mortgage Loan or the most recent inspection of the related Mortgaged Property by the Seller, the Parent or the Servicer, as applicable, and to the knowledge of Seller, the Parent and the Servicer as of the date hereof, each related Mortgaged Property is free of any material damage that would affect materially and adversely the value of such Mortgaged Property as security for the Mortgage Loan or reserves have been established to cover the costs to remediate such damage and, as of the closing date for each Mortgage Loan and, to the and the Seller’s, the Parent’s and the Servicer’s knowledge, as of the date hereof, there is no proceeding pending for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value of the Mortgaged Property;

Schedule 1-3

(14) The Seller, the Parent or the Servicer has inspected or caused to be inspected each related Mortgaged Property within the past twelve months, or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgage Property within three months of origination of the Mortgage Loan;

(15) No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature;

(16) Each Mortgage Loan is a whole loan and contains no equity participation by Seller or any affiliate of Seller;

(17) The Mortgage Interest Rate (exclusive of any default interest, late charges, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury. Except to the extent any noncompliance did not materially and adversely affect the value of the related Mortgaged Property, the security provided by the Mortgage or the related Mortgagor’s operations at the related Mortgaged Property, any and all other requirements of any federal, state or local laws, including, without limitation, truth-in-lending, real estate settlement procedures, equal credit opportunity or disclosure laws, applicable to such Mortgage Loan have been complied with as of the date of origination of such Mortgage Loan;

(18) None of the Seller, the Parent or the Servicer or to the Seller’s, the Parent’s or Servicer’s knowledge, any originator, committed any fraudulent acts during the origination process of any Mortgage Loan and the origination, servicing and collection of each Mortgage Loan is in all respects legal, proper and prudent in accordance with customary commercial mortgage lending standards, and no person other than the Servicer has been granted or conveyed the right to service the Mortgage Loans or receive any consideration in connection therewith;

(19) Except as disclosed in the Mortgage Loan Schedule, all taxes and governmental assessments that became due and owing prior to the date hereof with respect to each related Mortgaged Property and that are or may become a lien of priority equal to or higher than the lien of the related Mortgage have been paid or an escrow of funds has been established and such escrow (including all escrow payments required to be made prior to the delinquency of such taxes and assessments) is sufficient to cover the payment of such taxes and assessments;

(20) All escrow deposits and payments required pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller, the Servicer or their respective agents and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith and all such escrows and deposits are being conveyed by the Seller to the Buyer and identified as such with appropriate detail;

(21) Each related Mortgaged Property is insured by a fire and extended perils insurance policy or an “all-risk” insurance policy, issued by an insurer meeting the requirements of the Agreement, in an amount not less than the lesser of the principal amount of the related Mortgage Loan and the replacement cost (with no deduction for physical

Schedule 1-4

depreciation) and not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to the related Mortgaged Property; each related Mortgaged Property is also covered by business interruption or rental loss insurance which covers a period of not less than 12 months and comprehensive general liability insurance in amounts generally required by commercial mortgage lenders for similar properties; all premiums on such insurance policies required to be paid as of the date hereof have been paid; such insurance policies require prior notice to the insured of termination or cancellation, and no such notice has been received by the Seller, the Parent or the Servicer; such insurance names the lender under the Mortgage Loan and its successors and assigns as a named or additional insured; each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor;

(22) Except for a Mortgage Loan that is a Defaulted or Delinquent Mortgage Loan, there is no monetary default, breach, violation or event of acceleration existing under the related Mortgage Loan. To the Seller’s, the Parent’s and the Servicer’s knowledge, there is no (a) non-monetary default, breach, violation or event of acceleration existing under the related Mortgage Loan or (b) event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would and does constitute a default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the related Mortgaged Property; provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation or warranty made by the Seller in any of paragraphs (13), (19), (23), (25), (27), and (29) of this Schedule 1;

(23) Except for a Mortgage Loan that is a Defaulted or Delinquent Mortgage Loan, no Mortgage Loan has been more than 30 days delinquent in making required payments since origination and as of the related Purchase Date no Mortgage Loan is 30 or more days delinquent in making required payments;

(24) (a) Each related Mortgage contains provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security, including realization by judicial or, if applicable, non-judicial foreclosure, and (b) there is no exemption available to the Mortgagor which would interfere with such right to foreclose, except, in the case of either (a) or (b), as the enforcement of the Mortgage may be limited by bankruptcy, insolvency, reorganization, moratorium, redemption or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). To the Seller’s, the Parent’s and the Servicer’s knowledge, no Mortgagor is a debtor in a state or federal bankruptcy or insolvency proceeding;

(25) At origination, each Mortgagor represented and warranted in all material respects that to its knowledge, except as set forth in certain environmental reports, no hazardous materials or any other substances or materials which are included under or regulated by

Schedule 1-5

Environmental Laws are located on or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except for those substances used by Mortgagor in the ordinary course of its business and in compliance with all Environmental Laws. A Phase I environmental report and with respect to certain Mortgage Loans, a Phase II environmental report, was conducted by a reputable environmental engineer in connection with such Mortgage Loan, which report did not indicate any material non-compliance with applicable environmental laws or material existence of hazardous materials or, if any material non-compliance or material existence of hazardous materials was indicated in any such report, then at least one of the following statements is true: (A) funds reasonably estimated to be sufficient to cover the cost to cure any material non-compliance with applicable environmental laws or material existence of hazardous materials have been escrowed by the related Mortgagor and held by the related mortgagee; (B) an operations or maintenance plan has been required to be instituted by the related Mortgagor; (C) the environmental condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof and a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed”); or (D) a lender’s environmental insurance policy was obtained and is a part of the related mortgage file. To the best of the Seller’s, the Parent’s and the Servicer’s knowledge, in reliance on such environmental reports and except as set forth in such environmental reports, each Mortgaged Property is in material compliance with all applicable federal, state and local environmental laws, and to the best of the Seller’s, the Parent’s and the Servicer’s knowledge, no notice of violation of such laws has been issued by any governmental agency or authority; and none of the Seller, the Parent or the Servicer has taken any action which would cause the Mortgaged Property to not be in compliance with all federal, state and local environmental laws pertaining to environmental hazards;

(26) (1) Each Mortgage Loan contains provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (and the Mortgage requires the mortgagor to pay all fees and expenses associated with obtaining such consent), the related Mortgaged Property is directly or indirectly transferred or sold, and (2) except with respect to transfers of certain interests in the related Mortgagor to persons already holding interests in the Mortgagor, their family members, affiliated companies and other estate planning related transfers that satisfy certain criteria specified in the related Mortgage (which criteria is consistent with the practices of prudent commercial mortgage lenders), each Mortgage Loan with a Stated Principal Balance of over $20,000,000 also contains the provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage, (and the Mortgage requires the mortgagor to pay all fees and expenses associated with obtaining such consent) a majority interest in the related Mortgagor is directly or indirectly transferred or sold;

(27) All improvements included in the related appraisal are within the boundaries of the related Mortgaged Property, except for encroachments onto adjoining parcels for which the Seller, the Parent or the Servicer has obtained title insurance against losses arising therefrom or that do not materially and adversely affect the value of such Mortgaged

Schedule 1-6

Property. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value of such Mortgaged Property, the security provided by the Mortgage or the related Mortgagor’s operations at the Mortgaged Property;

(28) The information pertaining to the Mortgage Loan set forth in the Mortgage Loan Schedule is complete and accurate in all material respects as of the dates of the information set forth therein (or, if not set forth therein, as of the related Purchase Date);

(29) With respect to any Mortgage Loan where all or a material portion of the estate of the related Mortgagor therein is a leasehold estate, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel received from the ground lessor, the Seller represents and warrants that:

A. The ground lease or a memorandum regarding such ground lease has been duly recorded. The ground lease permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Seller’s, the Parent’s and the Servicer’s best knowledge, there has been no material change in the terms of the ground lease since its recordation, except by any written instruments which are included in the related mortgage file;

B. The lessor under such ground lease has agreed in a writing included in the related mortgage file that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

C. The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by the lender) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan;

D. Based on the title insurance policy (or binding commitment therefor) obtained by the Seller, the Parent or the Servicer, the ground lease is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject to Permitted Encumbrances and liens that encumber the ground lessor’s fee interest;

E. The ground lease is assignable to the lender under the leasehold estate and its assigns without the consent of the lessor thereunder;

F. As of the Purchase Date, the ground lease is in full force and effect, none of the Seller, the Parent or the Servicer has any actual knowledge that any default beyond applicable notice and grace periods has occurred, and there is no existing condition which, but for the passage of time or giving of notice, would result in a default under the terms of the ground lease;

Schedule 1-7

G. The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the lender;

H. A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings, or to take other action so long as the lender is proceeding diligently) to cure any default under the ground lease which is curable after the receipt of notice of any default before the lessor may terminate the ground lease. All rights of the lender under the ground lease and the related Mortgage (insofar as it relates to the ground lease) may be exercised by or on behalf of the lender;

I. The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by an institutional investor. The lessor is not permitted to disturb the possession, interest or quiet enjoyment of any subtenant of the lessee in the relevant portion of the Mortgaged Property subject to the ground lease for any reason, or in any manner, which would adversely affect the security provided by the related Mortgage;

J. Under the terms of the ground lease and the related Mortgage, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest, except that in the case of condemnation awards, the ground lessor may be entitled to a portion of such award;

K. Under the terms of the ground lease and the related Mortgage, any related insurance proceeds, or condemnation award in respect of a total or substantially total loss or taking of the related Mortgaged Property will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest (except as provided by applicable law or in cases where a different allocation would not be viewed as commercially unreasonable by any institutional investor, taking into account the relative duration of the ground lease and the related Mortgage and the ratio of the market value of the related Mortgaged Property to the outstanding principal balance of such Mortgage Loan). Until the principal balance and accrued interest are paid in full, neither the lessee nor the lessor under the ground lease will have an option to terminate or modify the ground lease without the prior written consent of the lender as a result of any casualty or partial condemnation, except to provide for an abatement of the rent; and

L. Provided that the lender cures any defaults which are susceptible to being cured, the lessor has agreed to enter into a new lease upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding;

Schedule 1-8

(30) With respect to any Mortgage Loan where all or a material portion of the estate of the related Mortgagor therein is a leasehold estate, but the related Mortgage also encumbers the related lessor’s fee interest in such Mortgaged Property: (a) such lien on the related fee interest is evidenced by the related Mortgage, (b) such Mortgage does not by its terms provide that it will be subordinated to the lien of any other mortgage or encumbrance upon such fee interest, (c) upon the occurrence of a default under the terms of such Mortgage by the related Mortgagor, any right of the related lessor to receive notice of, and to cure, such default granted to such lessor under any agreement binding upon the Seller, the Parent or the Servicer would not be considered commercially unreasonable in any material respect by prudent commercial mortgage lenders, (d) the related lessor has agreed in a writing included in the related mortgage file that the related ground lease may not be amended or modified without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, and (e) the related ground lease is in full force and effect, and none of the Seller, the Parent or the Servicer has actual knowledge that any default beyond applicable notice and grace periods has occurred or that there is any existing condition which, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease;

(31) With respect to Mortgage Loans that are cross-collateralized or cross-defaulted, all other loans that are cross-collateralized by or cross-defaulted with such Mortgage Loans (other than Receivables Loans) are being transferred to the Buyer;

(32) Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof;

(33) (1) The Mortgage Loan is directly secured by a Mortgage on a skilled nursing facility, and (2) the fair market value of such real property, as evidenced by an appraisal satisfying the requirements of FIRREA conducted within 12 months of the origination of the Mortgage Loan, was at least equal to 80% of the principal amount of the Mortgage Loan (a) at origination (or if the Mortgage Loan has been modified in a manner that constituted a deemed exchange under Section 1001 of the Code at a time when the Mortgage Loan was not in default or default with respect thereto was not reasonably foreseeable, the date of the last such modification) or (b) at the date hereof; provided that the fair market value of the real property must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan (unless such other lien secures a Mortgage Loan that is cross-collateralized with such Mortgage Loan, in which event the computation described in (a) and (b) shall be made on an aggregated basis);

(34) There are no subordinate mortgages encumbering the related Mortgaged Property, nor are there any preferred equity interests held by the Seller, the Parent or the Servicer or any mezzanine debt related to such Mortgaged Property, except as set forth in the Mortgage Loan Schedule;

(35) The Mortgage Loan Documents executed in connection with each Mortgage Loan require that the related Mortgagor be a single-purpose entity (for this purpose,

Schedule 1-9

“single-purpose entity” shall mean an entity, other than an individual, having organizational documents which provide substantially to the effect that it is formed or organized solely for the purpose of owning and operating one or more Mortgaged Properties, is prohibited from engaging in any business unrelated to such property and the related Mortgage Loan, does not have any assets other than those related to its interest in the related Mortgaged Property or its financing, or any indebtedness other than as permitted under the related Mortgage Loan);

(36) Each Mortgage Loan prohibits the related Mortgagor from mortgaging or otherwise encumbering the Mortgaged Property without the prior written consent of the mortgagee or the satisfaction of debt service coverage or similar criteria specified therein and, except in connection with trade debt and equipment financings in the ordinary course of Mortgagor’s business, from carrying any additional indebtedness, except, in each case, liens contested in accordance with the terms of the Mortgage Loans;

(37) Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Property in full force and effect;

(38) Each Mortgaged Property (a) is located on or adjacent to a dedicated road, or has access to an irrevocable easement permitting ingress and egress, (b) is served by public utilities and services generally available in the surrounding community or otherwise appropriate for the use in which the Mortgaged Property is currently being utilized, and (c) constitutes one or more separate tax parcels or is covered by an endorsement with respect to the matters described in (a), (b) or (c) under the related title insurance policy (or the binding commitment therefor);

(39) Based solely on a flood zone certification or a survey of the related Mortgaged Property, if any portion of the improvements on the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency or the Secretary of Housing and Urban Development as having special flood hazards categorized as Zone “A” or Zone “V” and flood insurance is available, the terms of the Mortgage Loan require the Mortgagor to maintain flood insurance, or at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the cost and expense of the Mortgagor;

(40) To the knowledge of the Seller, the Parent and the Servicer, with respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with applicable law or may be substituted in accordance with applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor, no fees are payable to such trustee;

(41) Except as disclosed in the Mortgage Loan Schedule, to the knowledge of the Seller, the Parent and the Servicer, as of the date hereof, there was no pending action, suit or proceeding, arbitration or governmental investigation (other than routine regulatory investigations) against any Mortgagor or Mortgaged Property, an adverse outcome of which would materially and adversely affect such Mortgagor’s ability to perform under the related Mortgage Loan;

Schedule 1-10

(42) No advance of funds has been made by the Seller to the related Mortgagor and no funds have, to the Seller’s knowledge, been received from any person other than, or on behalf of, the related Mortgagor, for, or on account of, payments due on the Mortgage Loan;

(43) To the extent required under applicable law, as of the related Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, except if the failure to be so authorized did not materially and adversely affect the enforceability of such Mortgage Loan;

(44) All collateral for the Mortgage Loans is being transferred as part of the Mortgage Loans;

(45) No Mortgage Loan requires the lender to release any portion of the Mortgaged Property from the lien of the related Mortgage except upon (a) payment in full of the related Mortgage Loan, (b) the satisfaction of certain legal and underwriting requirements, (c) releases of unimproved out-parcels or (d) releases of portions of the Mortgaged Property which will not have a material adverse effect on the value of the collateral for the related Mortgage Loan;

(46) Except as provided in paragraphs (29) (J) and (K) above, any insurance proceeds in respect of a casualty loss or taking will be applied either to (a) the repair or restoration of all or part of the related Mortgaged Property, with, in the case of all Mortgage Loans and with respect to all casualty losses or takings in excess of a specified percentage of the related loan amount, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses (except in any case where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender) or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon;

(47) Each Form UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each Form UCC-2 or UCC-3 assignment, if any, of such financing statement to the Seller or the Servicer was, and each Form UCC-3 assignment, if any, of such financing statement in blank which the Trustee or its designee is authorized to complete (but for the insertion of the name of the assignee and any related filing information which is not yet available to the Seller or the Servicer) is, in suitable form for filing in the filing office in which such financing statement was filed;

(48) Based upon an opinion of counsel and/or other due diligence considered reasonable by prudent commercial mortgage lenders, the improvements located on or forming part of each Mortgaged Property comply with applicable zoning laws and ordinances, or constitute a legal non-conforming use or structure or, if any such improvement does not so comply, such non-compliance does not materially and adversely affect the value of the related Mortgaged Property. With respect to properties with a principal balance of over $10,000,000, if the related Mortgaged Property does not so comply, to the extent the Seller, the Parent or the Servicer is aware of such non-compliance, it has required the related

Schedule 1-11

Mortgagor to obtain law and ordinance insurance coverage in amounts customarily required by prudent commercial mortgage lenders;

(49) Each Mortgage Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulation (as defined herein) Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage or any substantially similar successor provision) and all prepayment premiums and yield maintenance charges constitute “customary prepayment penalties” within the meaning of Treasury Regulation Section 1.860G-1(b)(2);

(50) The Mortgage Loan Documents for each Mortgage Loan provide that the related Mortgagor thereunder shall be liable to the Seller for any losses incurred by the Seller due to (i) the misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (ii) any willful act of material waste, (iii) any breach of the environmental covenants contained in the related Mortgage Loan Documents, and (iv) fraud;

(51) The Seller or the Servicer has delivered to the Custodian, with respect to each Mortgage Loan, in accordance the Custodial Agreement, a complete Mortgage File;

(52) The Mortgage Loan has not been subject to a Transaction hereunder for a period of greater than 540 days;

(53) The Mortgage Loan Documents are on forms approved by the Buyer;

(54) No material adverse change in the Property, business, financial condition or operations of the Mortgagor has occurred since the origination date of the related Mortgage Loan, as determined by Buyer in its sole good faith discretion; and

(55) There is no payment default, or material breach, or event of acceleration existing under any related Receivables Loan.

(56) As of the Purchase Date, the Loan-to-Value Ratio does not exceed 80%.

With respect to each Mortgaged Property:

(a)	The Mortgagor, the Facility and the operator, administrator or manager of the Facility (each, as “Operator”) are in compliance with the applicable provisions of the laws, ordinances, statutes, regulations, orders, standards, policies, accreditation standards, restrictions or rules of any federal, state, local or other governmental or quasi-governmental agency, authority, intermediary or other entity having jurisdiction over the ownership or operation of the Facility including, without limitation, (1) health and fire safety codes and (2) the applicable provisions of laws, rules, regulations and published interpretations or policies to which the Facility and/or the Mortgagor is subject, including, without limitation, Medicare, Medicaid, or other federal, state, local or other governmental or quasi-governmental authorities’, agencies’, intermediaries’ or other entities’ laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, prohibitions against self-referral, billing for services provided, the quality and adequacy of medical care, distribution of pharmaceuticals, rate

Schedule 1-12

setting, equipment, personnel, operating policies, additions to facilities and services and fee-splitting.

(b)	All certificates, certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy and certificates of need (“CON”), required, necessary or desirable in connection with the Mortgage Loan and for the legal use, occupancy and operation of the Facility and approved provider status in any applicable approved provider payment program (collectively, the “Licenses”) have been obtained and are in full force and effect. The Mortgagor has obtained all regulatory approvals necessary for construction on, or renovation of, the Mortgaged Property, or the purchase of new equipment for the Mortgaged Property, including any certificates of need.

(c)	The Licenses, including, without limitation, the CON:

(i)	have not been transferred to any location other than the Facility;

(ii)	have not been pledged as collateral security for any other Mortgage Loan or indebtedness; and

(iii)	are held free from restrictions or known conflicts which would materially impair the use or operation of the Facility as intended, and are not provisional, probationary or restricted in any way.

(d)	So long as the Mortgage remains outstanding, neither Mortgagor nor Operator is permitted pursuant to the terms of the Mortgage without the consent of the holder of the Mortgage and, if required, the consent or approval of any federal, state, local or other governmental and quasi-governmental authorities, agencies, intermediaries or other entities that have direct or indirect authority or oversight over the Mortgagor, the Mortgaged Property, or the operations conducted on the Mortgaged Property, to:

(i)	rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for any Facility (other than the addition of services or other matters expanding or improving the scope of such license);

(ii)	amend or otherwise change any Facility’s authorized bed capacity and/or the number of approved beds; or

(iii)	replace or transfer all or any part of any Facility’s beds to another site or location.

(e)	The Facility is in compliance with the requirements for participation in Medicare and Medicaid; each Facility is in conformance with all insurance, reimbursement and cost reporting requirements, and has a current provider agreement under Title XVIII (Medicare) and/or XIX (Medicaid) of the Social Security Act or any other applicable laws or regulations for reimbursement for the type of care or services provided by Mortgagor.

Schedule 1-13

(f)	There is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting any Mortgagor, Operator, or the Facility or any participation or provider agreement with any third-party payor, including Medicare, Medicaid, Blue Cross and/or Blue Shield, and any other private commercial insurance managed care or employee assistance program (such programs, the “Third-Party Payors’ Programs”) to which the Mortgagor, Operator or Facility presently is subject. None of the Mortgagor, Operator nor the Facility is currently a target or subject of, or participant in, any investigation, or a defendant or respondent in any administrative proceeding, arbitration, lawsuit or threatened administrative proceeding, audit, investigation, arbitration or lawsuit brought by any governmental or other third-party payor, including, without limitation, any managed care company, insurance company, or other commercial payor. The Mortgage contains representations and covenants by the Mortgagor that all Medicaid, Medicare, Third-Party Payors’ Programs, and private insurance cost reports and financial reports submitted by the Mortgagor, Operator, or Facility are and will be true, accurate and complete and have not been and will not be misleading in any material respects, and except as otherwise disclosed, no cost reports for any Facility remain “open” or unsettled.

(g)	None of the Mortgagor, Operator or Facility is currently the target or subject of any current or threatened action, proceeding, suit, audit, investigation or sanction by any federal, state, local or other governmental or quasi-governmental agency, authority, intermediary or other entity or any other third party or any patient or resident (including, without limitation, whistleblower suits, suits brought pursuant to federal or state False Claims Acts, and Medicaid/Medicare/state/commonwealth fraud/abuse laws or other investigations) which may directly or indirectly, or with the passage of time:

(i)
result in the imposition of a fine, penalty, alternative, interim or final sanction, a lower rate certification, suspension, discontinuance or recoupment of all or part of reimbursement from any federal, state, commonwealth or local government or quasi-government body, or by any intermediary, third-party, insurance carrier or private payor, or a lower reimbursement rate for services rendered to eligible patients or other civil or criminal remedy, or the suspension, denial or recoupment of all or part of payments;

(ii)	have a material adverse effect on the Mortgagor, Operator or Facility;

(iii)	result in the appointment of a receiver or manager;

(iv)
result in the revocation, transfer, surrender, suspension or other impairment of the operating certificate(s), provider agreement(s), license(s), permit(s), approval(s) or authorization(s) of the Mortgagor or Operator or the operations of the Facility; and

(v)	have a material adverse impact on the Mortgagor’s, Operators or Facility’s ability to accept and/or retain patients or residents.

Schedule 1-14

(h)	The Facility and the use thereof complies in all material respects with all applicable federal, state, local and other building codes, fire codes, health care, hospital, nursing facility, assisted living facility, senior housing, continuing care retirement community, psychiatric facility, intermediate care facility for the developmentally disabled and other similar regulatory requirements, including, but not limited to, Medicare, Medicaid or other federal, state, local or intermediary laws, rules, regulations or published interpretations or guidelines relating to the prevention of fraud, abuse, neglect or mistreatment (the “Physical Plant Standards”) and no waivers of Physical Plant Standards exist at any of the Facilities.

(i)	No warning statement of charges or deficiencies, or other equivalent report or letter, has been issued or penalty enforcement action has been undertaken against the Operator, Facility or Mortgagor, or against any officer, director or stockholder of the Operator, Facility or Mortgagor by any governmental agency during the last three calendar years, and there have been no violations over the past three years which have resulted in the loss of Mortgagor’s, Facility’s or Operator’s license or termination of a provider agreement for any period whatsoever, nor have there been repeated citations of those deficiencies which may lead to the termination of a provider agreement when they are cited in consecutive surveys.

(j)	There are no current, pending or outstanding Medicaid, Medicare, Third-Party Payors’ Programs or other reimbursement audits or appeals pending for any of the Mortgagors, Operators or Facilities concerning allegations of fraud or that might have a material adverse effect on the operations of the Facility.

(k)	There are no current or pending Medicaid, Medicare, or Third-Party Payors’ Programs recoupment efforts at the Facility that might have a material adverse effect on the operations of the Facility.

(l)	There are no agreements with residents of the Facility or with any other persons or organizations which deviate in any material adverse respect from the standard form customarily used at the Facility or which conflict with any statutory or regulatory requirements.

(m)	All resident records at the Facility, including patient or resident account records, are true, and correct in all material respects.

(n)	Any existing agreement relating to the management, administration or operation of the Facility with respect to such Facility is in full force and effect and is not in default by any party thereto.

(o)	The terms of the related Mortgage require that no Facility, Operator or Mortgagor shall, other than in the normal course of business or were required by law, change the terms of any of the Third-Party Payors’ Programs or its normal billing payment or reimbursement policies and procedures with respect thereto (including, without limitation, the amount and timing of finance charges, fees and write-offs) without the prior written consent of the holder of the Mortgage and, if required, the consent or approval of any federal, state,

Schedule 1-15

local or other governmental and quasi-governmental authorities, agencies, intermediaries or other entities that have direct or indirect authority or oversight over the Mortgagor, the Mortgaged Property, or the operations conducted on the Mortgaged Property.

(p)	The Mortgagor is not a participant in any federal, state, local or other governmental program (other than Medicare and Medicaid) whereby any federal, state, local or other governmental or quasi-governmental authority, agency, intermediary, board or other authority or entity may have the right to recover funds by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.). The Mortgagor has not received notice of and is not aware of any violation of applicable antitrust laws of any federal, state, commonwealth or local government or quasi-governmental body.

(q)	The Mortgagor maintains professional liability and malpractice insurance with limits of at least $2 million per occurrence (claim)/$6 million in the aggregate which coverage includes healthcare professionals employed by the Facility.

(r)	Other than the Medicare and Medicaid programs, Mortgagor is not a participant in any federal, state or local program whereby any federal, state or local government or quasi-governmental body, or any intermediary, agency, board or other authority or entity may have the right to recover funds by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.). Mortgagor has received no notice, and is not aware of any violation of applicable antitrust laws.

(s)	Mortgagor is not a party to any collective bargaining agreement or other labor contract applicable to persons employed by it and there are no threatened or pending labor disputes at the Facility, provided that Mortgagor may adopt or may be deemed to have adopted collective bargaining agreements respecting employees employed at the Facility prior to the date hereof, copies of which have been or will be provided to Mortgagee.

(t)	If the Facility does not have a compliance plan in place, Mortgagor shall institute (or cause Operator to institute) within thirty (30) days from the date hereof, and shall operate (or cause the Operate to operate) the Facility in accordance with, a compliance plan which follows applicable guidelines established by the United States Department of Health and Human Services.

Schedule 1-16

SCHEDULE 2
AUTHORIZED REPRESENTATIVES

SELLER NOTICES

Name:	Address:
Telephone:
Facsimile:

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Signature

Schedule 2-1

BUYER NOTICES

Name:	Address: Credit Suisse First Boston
Telephone:
Facsimile:

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Buyer under this Agreement:

Name	Title	Signature

Schedule 2-2

EXHIBIT A

FORM OF TRANSACTION REQUEST

[Date]

Credit Suisse First Boston Mortgage Capital LLC
Eleven Madison Avenue
New York, New York 10010
Attention: ________________

Re:	Master Repurchase Agreement dated as of August 1, 2003 (the “Master Repurchase Agreement”) by and among CapitalSource SNF Funding LLC and Credit Suisse First Boston Mortgage Capital LLC

CapitalSource SNF Funding LLC hereby requests that Credit Suisse First Boston Mortgage Capital LLC (“CSFB”) enter into a Transaction with respect to the Mortgage Loans listed on the Mortgage Loan Schedule and Exception Report attached hereto on Attachment 1 and as set forth below, pursuant to the Master Repurchase Agreement.

TOTAL NUMBER OF MORTGAGE LOANS	Mortgage Loans – (See Mortgage Loan Schedule and Exception Report)
ORIGINAL PRINCIPAL AMOUNT OF MORTGAGE LOANS:	$

CURRENT PRINCIPAL AMOUNT OF MORTGAGE LOANS:	$

PROPOSED PURCHASE PRICE:	$

PURCHASE PRICE INCREASE:	$

AGGREGATE PURCHASE PRICE:	$

PROPOSED PURCHASE DATE:

The Master Repurchase Agreement is incorporated by reference into this Transaction Request and is made a part hereof as if it were fully set forth herein. (All capitalized terms used herein but not defined herein shall have the meanings specified in the Master Repurchase Agreement.)

A-1

[Name]

By:

Name:
Title:

[wire instructions]

A-2

EXHIBIT B

FORM OF PURCHASE CONFIRMATION

[Date]

[Name]
__________
__________
Attention:

Credit Suisse First Boston Mortgage Capital LLC (“CSFB”) is pleased to confirm your sale and our purchase of the Mortgage Loans described below and on the attached Mortgage Loan Schedule and Exception Report pursuant to the Master Repurchase Agreement dated as of August 1, 2003 (the “Master Repurchase Agreement”) by and among CapitalSource SNF Funding LLC and CSFB under the following terms and conditions:

Current Principal Amount of Mortgage Loans:	$
Aggregate Purchase Price:	$
Purchase Date:
Repurchase Date:
Pricing Rate:

ADDITIONAL INFORMATION:

Aggregate Purchase Price (date):	$
Less Previous Aggregate Purchase Price:	$
Less Price Differential due on (date):	$
Net funds due [CSFB]/[Name] on (date):	$

The Master Repurchase Agreement is incorporated by reference into this Transaction Confirmation, is made a part hereof as if it were fully set forth herein and is extended hereby until all amounts due in connection with this Transaction are paid in full.

B-1

All capitalized terms used herein but not defined herein shall have the meanings specified in the Master Repurchase Agreement.

CREDIT SUISSE FIRST BOSTON
MORTGAGE CAPITAL LLC

By:

Name:
Title:
CAPITALSOURCE SNF FUNDING LLC

By:

Name:
Title:

B-2

EXHIBIT C

MORTGAGE LOAN SCHEDULE

C-1

EXHIBIT D

OFFICER’S COMPLIANCE CERTIFICATE

     I,      , do hereby certify that I am duly elected, qualified and authorized officer of [CapitalSource Entity] (“Servicer”). This Certificate is delivered to you in connection with Section 17b of the Master Repurchase Agreement dated as of August 1, 2003, among CapitalSource SNF Funding LLC and Credit Suisse First Boston Mortgage Capital LLC (the “Agreement”). I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Seller is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

     (i)  Net Worth. Servicer has maintained an Net Worth of at least $          million.

IN WITNESS WHEREOF, I have set my hand this        day of         ,         .

By:
Name:
Title:

Acknowledged and Agreed,

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC

By:
Name:
Title:

[Schedule 1]

[to Officer’s Certificate]

EXHIBIT E

INTENTIONALLY OMITTED

E-1

EXHIBIT F

UNDERWRITING GUIDELINES

F-1

EXHIBIT G

AUTHORIZED SIGNATORIES

               Seller

G-1

EXHIBIT H

Certificate of an Officer of the Seller

          The undersigned,      of CapitalSource SNF Funding LLC, a Delaware limited liability company (the “Seller”), hereby certifies as follows:

     1.     Attached hereto as Exhibit A is a copy of the Certificate of Incorporation of the Seller, as certified by the Secretary of State of the State of Delaware.

     2.     Neither any amendment to the Certificate of Incorporation of the Seller nor any other charter document with respect to the Seller has been filed, recorded or executed since      , 200     , and no authorization for the filing, recording or execution of any such amendment or other charter document is outstanding.

     3.     Attached hereto as Exhibit B is a true, correct and complete copy of the By-laws of the Seller as in effect as of the date hereof and at all times since      , 200     .

     4.     Attached hereto as Exhibit C is a true, correct and complete copy of resolutions adopted by the Board of Directors of the Seller by unanimous written consent on      , 200     (the “Resolutions”). The Resolutions have not been further amended, modified or rescinded and are in full force and effect in the form adopted, and they are the only resolutions adopted by the Board of Directors of the Seller or by any committee of or designated by such Board of Directors relating to the execution and delivery of, and performance of the transactions contemplated by the Master Repurchase Agreement dated as of August 1, 2003 (the “Repurchase Agreement”), between the Seller, and Credit Suisse First Boston Mortgage Capital LLC (the “Buyer”) and the Custodial Agreement dated as of August 1, 2003, among the Seller, the Buyer and Deutsche Bank National Trust Company, as custodian (the “Custodian”).

     5.     The Repurchase Agreement and the Custodial Agreement are substantially in the form approved by the Resolutions or pursuant to authority duly granted by the Resolutions.

     6.     The undersigned, as a officers of the Seller or as attorney-in-fact, are authorized to and have signed manually the Repurchase Agreement, the Custodial Agreement or any other document delivered in connection with the transactions contemplated thereby, were duly elected or appointed, were qualified and acting as such officer or attorney-in-fact at the respective times of the signing and delivery thereof, and were duly authorized to sign such document on behalf of the Seller, and the signature of each such person appearing on any such document is the genuine signature of each such person.

Name	Title	Signature

          IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the      day of      , 200  .

CAPITALSOURCE SNF FUNDING LLC, as Seller

By:
Name:
Title:

Exhibit C to Officer’s Certificate of the Seller

CORPORATE RESOLUTIONS OF SELLER

Action of the Board of Directors
Without a Meeting Pursuant to
Section        of

The undersigned, being the directors of CapitalSource SNF Funding LLC a Delaware limited liability company (the “Seller”), do hereby consent to the taking of the following action without a meeting and do hereby adopt the following resolutions by written consent pursuant to Section      of      of the State of      :

          WHEREAS, it is in the best interests of the Seller to transfer from time to time to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by Seller pursuant to the terms of the Repurchase Agreement (as defined below).

          NOW, THEREFORE, be it

          RESOLVED, that the execution, delivery and performance by the Seller of the Master Repurchase Agreement (the “Repurchase Agreement”) to be entered into by the Seller and Credit Suisse First Boston Mortgage Capital, LLC, as Buyer, substantially in the form of the draft dated August 1, 2003, attached hereto as Exhibit A, are hereby authorized and approved and that the [President] or any [Vice President] (collectively, the “Authorized Officers”) of the Seller be and each of them hereby is authorized and directed to execute and deliver the Repurchase Agreement to the Buyer with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval;

          RESOLVED, that the execution, delivery and performance by the Seller of the Custodial Agreement (the “Custodial Agreement”) to be entered into by the Seller, the Buyer and Deutsche Bank National Trust Company, as custodian (the “Custodian”) substantially in the form of the draft dated August 1, 2003, attached hereto as Exhibit B, are hereby authorized and approved and that the Authorized Officers of the Seller be and each of them hereby is authorized and directed to execute and deliver the Custodial Agreement to the Buyer and Custodian with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval;

          RESOLVED, that the Authorized Officers hereby are, and each hereby is, authorized to execute and deliver all such aforementioned agreements on behalf of the Seller and to do or cause to be done, in the name and on behalf of the Seller, any and all such acts and things, and to execute, deliver and file in the name and on behalf of the Seller, any and all such agreements, applications, certificates, instructions, receipts and other documents and instruments, as such Authorized Officer may deem necessary, advisable or appropriate in order to carry out the purposes of the foregoing resolutions.

          RESOLVED, that the proper officers, agents and counsel of the Seller are, and each of such officers, agents and counsel is, hereby authorized for and in the name and on behalf of the Seller to take all such further actions and to execute and deliver all such other agreements, instruments and documents, and to make all governmental filings, in the name and on behalf of the Seller and such officers are authorized to pay such fees, taxes and expenses, as advisable in order to fully carry out the intent and accomplish the purposes of the resolutions heretofore adopted hereby.

Dated as of:                         , 200

EXHIBIT I

SELLER’S TAX IDENTIFICATION NUMBER

I-1

EXHIBIT J

INTENTIONALLY OMITTED

J-1

EXHIBIT K

FORM OF BLOCKED ACCOUNT AGREEMENT

        , 20

_____________________________
______________________________
______________________________

     Re: CapitalSource SNF Funding LLC

Ladies and Gentlemen:

               CapitalSource SNF Funding LLC (the “Seller”) hereby notifies you that it has transferred exclusive ownership, dominion and control of deposit account (No.      ) maintained with you (the “Collection Account”) to Credit Suisse First Boston Mortgage Capital, LLC (the “Buyer”), located at 11 Madison Avenue, New York, New York 10010, under the terms of Master Repurchase Agreement, dated as of August 1, 2003, among the Seller and the Buyer (as the same may be amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”). The Seller has granted to the Buyer a security interest in the Collection Account, and all cash, checks, drafts and other similar writings for the payment of money from time to time held in or credited to the Collection Account.

               The Seller hereby irrevocably instructs you to make all payments to be made by you out of or in connection with the Collection Account in accordance with the instructions of the Buyer. In this regard, the Seller wishes to note that the Buyer in the accompanying Acknowledgment and Instructions has authorized you to continue to accept instructions from the Seller until receipt by you of contrary and/or terminating instructions in writing from the Buyer.

               The Seller also hereby notifies you that the Buyer, subject to the immediately preceding paragraph, shall be irrevocably entitled to exercise any and all rights in respect of or in connection with the Collection Account, including, without limitation, the right to specify when payments are to be made out of or in connection with the Collection Account. Without limitation on the foregoing, you agree that you will comply with instruction originated by the Buyer concerning the disposition of funds in the Collection Account without further consent by the Seller.

               By executing this letter agreement you acknowledge that you have not heretofore received a notice, writ, order or any form of legal process from any other person asserting, claiming or exercising, any right of set-off, banker’s lien or other purported form of claim with respect to the items collected from the Collection Account or any funds from time to time therein or in transit thereto, and agree to inform the Buyer in writing of any such action in the future.

               All funds deposited into the Collection Account will not be subject to deduction, set-off, banker’s lien or any other right in favor of any other person other than the Buyer, except (i) that you may set off against the Collection Account the face amount of any check deposited in and credited to the Collection Account which is subsequently returned for any reason and (ii) for your statutory security interest in items and their proceeds to the extent of deposit credits posted therefor. Your compensation for providing the services contemplated herein shall be as mutually agreed between the Seller and you from time to time and the Seller will continue to pay such compensation. The Buyer shall have no liability to you or the Seller for any compensation to you for providing the services contemplated herein.

               You agree not to (i) change the name or account number of the Collection Account without the prior written consent of the Buyer, (ii) enter into any agreement pursuant to which you agree with any party other than the Buyer or the Seller to comply with such party’s instructions concerning the Collection Account, (iii) enter into any agreement purporting to impair, limit or modify the Buyer’s right to issue instructions hereunder, or (iv) terminate the Collection Account without giving the Buyer at least 30 days prior written notice. Upon the termination of this letter agreement, you will close the Collection Account and, subject to your rights to charge the Collection Account as set forth herein, transfer any monies remaining therein at the direction of the Buyer. You agree that you shall forward all incoming mail addressed to the Collection Account and all wire transfers and deposits to the Collection Account that you receive after such termination in the form received at the direction of the Buyer, promptly after you discover that you have received any such mail or transfers.

               By signing this letter below, you agree that this letter and the accompanying Acknowledgment and Instructions constitute notice in writing of the security interest of the Buyer in the Collection Account and all cash, checks, drafts and similar writings for the payment of money from time to time therein, and you hereby consent to such notice. This Agreement may not be changed except pursuant to a writing signed by us and the Buyer.

               All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, by facsimile or by overnight courier, to the intended person at the address or facsimile number of such person set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such person in a written notice to the other parties hereto given in accordance with the requirements of this paragraph.

               All notices and communications provided for hereunder shall be effective when received or if transmitted by facsimile, when receipt is confirmed by telephone.

               This letter agreement shall be binding upon you and your successors and assigns and shall inure to the benefit of the Seller and the Buyer and their respective successors, transferees and assigns; provided, however, that you may not assign your rights and duties under this letter agreement.

               This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws.

               You shall be entitled to rely conclusively upon any notice or instruction that you receive from the Buyer and shall have no obligation to investigate or verify the authenticity or correctness of any such notice or instruction. You shall have no liability for the honoring of any instructions or directions regarding the Collection Account which you receive from the Buyer during the term of the Repurchase Agreement, and you shall be fully discharged from liability with respect to any funds on deposit in the Collection Account to the extent that you honor such instructions and transfer the same to or at the direction of the Buyer.

               Please agree to the terms of, and acknowledge receipt of, this letter by signing in the space provided below on four of the enclosed copies.

Very truly yours,

CAPITALSOURCE SNF FUNDING LLC

By:
Name:
Title:

Address for Notice:

[Address]

Acknowledged and agreed to
as of this   th day of
      , 20     by:

[                                          ]

By:
Name:
Title:

Address for Notice:

[Collection Account Bank]

Attention:

Phone Number:
Fax Number:

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL, LLC

By:
Name:
Title:

By:
Name:
Title:

Address for Notice:

ACKNOWLEDGMENT AND INSTRUCTIONS

               Credit Suisse First Boston Mortgage Capital, LLC (the “Buyer”) under the terms of the Master Repurchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), dated as of August 1, 2003, among the Buyer and CapitalSource SNF Funding LLC (the “Seller”) hereby acknowledges the transfer to the Buyer of exclusive ownership, dominion and control of the Collection Account (as defined in, and pursuant to the terms of, the foregoing letter (the “Letter Agreement”)) executed by the Seller and acknowledged by the Buyer and      (the “Bank”). Pursuant to the second paragraph of the Letter Agreement, the Bank may continue to accept instructions from the Seller in connection with the Collection Account until such time as the Bank receives contrary and/or terminating instructions from the Buyer. Any such written notice shall be effective on the business day received by the Bank if received before 12:00 P.M. (New York time) and, if not received by such time, on the next succeeding business day. This Acknowledgment and Instructions may not be changed except pursuant to a writing signed by us and the Seller.

CREDIT SUISSE FIRST BOSTON MORTGAGE
CAPITAL, LLC, as Buyer

By:
Name:
Title:

By:
Name:
Title:

Acknowledged and agreed to
as of this     th day of
      , 20     by:

[Collection Account Bank]

By:
Name:
Title:

CAPITALSOURCE SNF FUNDING LLC

By:
Name:
Title: